Exhibit 23.3
           Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Euronet Worldwide, Inc. of our report dated February 6, 2004 relating to the financial statements of transact Elektronische Zaklungssysteme GmbH, Martinsried, which appears in the Current Report on Form 8-K/A of Euronet Worldwide, Inc., dated February 9, 2004. We consent to the use of the aforementioned report in such Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

Grant Thornton GmbH
Hamburg, Germany
August 3, 2004


                                    Grant Thornton GmbH
                               Wirtschaftsprufungsgessellschaft
                          /s/ Dr. Kirnberger        /s/ Fleischmann
                          Wirtschaftsprufer         Wirtschaftssprufer